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Exhibit 21

SUBSIDIARIES OF VISTA GOLD CORP.

Name of Subsidiary	Jurisdiction of Organization
Vista Gold Holdings Inc.(1)	Nevada
Vista Gold U.S. Inc.(2)	Delaware
Vista California, LLC.(10)	California
Vista Nevada Corp.(2)	Nevada
Idaho Gold Resources LLC(2)	Idaho
Victory Gold Inc.(2)	Nevada
Victory Exploration Inc.(6)	Nevada
Hycroft Resources & Development, Inc.(2)	Nevada
Hycroft Lewis Mine, Inc.(3)	Nevada
Allied Nevada Gold Corp.(1)	Delaware
Granges Inc.(1)	British Columbia, Canada
Minera Paredones Amarillos S.A. de C.V.(1)	Mexico
Vista Gold (Barbados) Corp.(1)	Barbados
Salu Siwa Pty. Ltd.(7)	Australia
PT Masmindo Dwi(8)	Indonesia
Vista Gold (Antigua) Corp.(1)	Antigua
Compania Inversora Vista S.A.(4)	Bolivia
Minera Nueva Vista S.A.(5)	Bolivia
Compania Exploradora Vistex S.A.(5)	Bolivia
Vista Minerals (Barbados) Corp.(1)	Barbados
Vista Australia Pty. Ltd.(9)	Australia

(1)
100% owned by Vista Gold Corp.

(2)
100% owned by Vista Gold Holdings Inc.

(3)
100% owned by Hycroft Resources & Development, Inc.

(4)
100% owned by Vista Gold (Antigua) Corp.

(5)
100% owned by Compania Inversora Vista S.A.

(6)
100% owned by Victory Gold Inc.

(7)
100% owned by Vista Gold (Barbados) Corp.

(8)
100% owned by Salu Siwa Pty. Ltd.

(9)
100% owned by Vista Minerals (Barbados) Corp.

(10)
100% owned by Vista Gold U.S. Inc.

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SUBSIDIARIES OF VISTA GOLD CORP.